Exhibit 99.1

OPTi Announces Licensing Agreement with Atmel Corporation, Broadcom Corporation and Standard Microsystems Corporation

Palo Alto, CA. July 13, 2010 – OPTi Inc. (OTCBB: OPTI) (“The Company”) today announced that it has entered into License Option Agreements with Atmel Corporation (“Atmel”) and Broadcom Corporation (“Broadcom”) and a Licensing Agreement with Standard Microsystems Corporation (“SMSC”).

On July 2, 2007, the Company announced that it filed a complaint against eight defendants in the United Stated District Court for the Eastern District of Texas, for infringement of two U.S. patents. The patents at issue in the lawsuit were U.S. patent No. 5,944,807 and U.S. patent No. 6,098,141, both entitled “Compact ISA-Bus Interface.” The complaint alleged that the parties infringed the patents by making, selling, and offering for sale products based on and incorporating the Low Pin Count Interface Specification and inducing and contributing to the infringement of the patents by others.

The Company had previously announced that it had reached Standstill Agreements with Atmel, Broadcom and SMSC in regards to the Compact-ISA Bus Interface litigation. The Standstill Agreements also granted Atmel, Broadcom and SMSC an option to purchase a license from OPTi for an additional license fee at the close of the litigation against all of the remaining defendants in the lawsuit. The litigation against all remaining defendants in the Compact-ISA Bus Interface litigation was settled on April 30, 2010.

In exchange for granting the licenses to Atmel and Broadcom pursuant to each of their respective License Option Agreements, the Company received payments of $25,000 and $1,000,000, respectively. SMSC exercised its right to license the technology for $100,000.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550